Exhibit 10.1

PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

January 11, 2007

Steven Aster

Senior Vice President of PRIMEDIA Inc.

President, Consumer Marketing, PRIMEDIA Enthusiast Media

Dear Steven:

In connection with your continued employment with PRIMEDIA Inc. (“PRIMEDIA”), this Letter Agreement will constitute our agreement relating to amounts owing to you in connection with the termination of your employment under certain circumstances as described herein.

In the event that PRIMEDIA terminates your employment at any time without cause, you shall be entitled to receive (A) an amount equal to 12 months’ of your Annual Base Salary at the time of such termination but no less than $475,000 and any Annual Base Salary that has been earned but not paid plus (B) an amount equal to Target EICP Bonus for the year in which such termination occurs but no less than $250,000 plus (C) any earned but unpaid EICP bonus.  All payments made pursuant to Sections (A) and (B) above (collectively, “Severance Payments”) shall be payable, less applicable withholdings, in an immediate lump sum, commencing upon the execution of a Separation and Release Agreement (“S&R”), in the form attached hereto and any payments made pursuant to Section (C) above shall be paid in a single lump sum within ten (10) days after the earlier of (a) the final EICP bonus calculations are completed, or (b) any payments are made to any active participants in the EICP plan, but never later than December 31 of the following year in full accordance with the EICP plan. For purposes of this Agreement, “earned but unpaid EICP bonus” shall mean that amount of EICP bonus earned as of December 31 for the relevant calendar year but not yet paid to you as of the date of termination.

No Severance Payments whatsoever shall be payable upon termination of your employment for cause. For purposes of this Letter Agreement, “cause” shall include any act of dishonesty committed by you in connection with your employment, substance abuse, conviction of a felony, behavior injurious to the Company, the willful or repeated failure or refusal to perform your duties or gross insubordination.

As consideration for the Severance Payments to be provided to you pursuant to this Letter Agreement and as a condition to your receipt of any Severance Payments hereunder, you agree to execute an S&R.

The Severance Payments set forth above shall be in lieu of and not in addition to any other severance or separation policies of PRIMEDIA which may be in effect generally from time to time.

Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in New York City and that the arbitrator’s findings shall be final and binding on both parties hereto.

This Letter Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New York.

This Letter Agreement constitutes our entire agreement with respect to the subject matter hereof and supersedes all prior agreements between us, including without limitation, that certain employment letter agreement, dated July 1, 2004, all of which are of no further force and effect. The provisions of this Letter Agreement may not be changed or waived, except by a writing signed by PRIMEDIA.

Very truly yours,

PRIMEDIA Inc.

By:	/s/ MICHAELANNE C. DISCEPOLO
Name:	Michaelanne C. Discepolo
Title:	EVP, Human Resources

AGREED AND ACCEPTED:

/s/ STEVEN ASTER
Steven Aster

Date:  1/11/07